EXHIBIT 99.1

JOINT FILER AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that a single Schedule 13D, or any amendment thereto, relating to the equity securities of CASI Pharmaceuticals, Inc., a Delaware corporation, shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as Exhibit 99.1 to such Schedule 13D.

Dated: August 18, 2020	SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation By: /s/ Kurt A. Gustafson Name: Kurt A. Gustafson Title: Executive Vice President and Chief Financial Officer

Dated: August 18, 2020	SPECTRUM PHARMACEUTICALS CAYMAN, L.P., an Exempted Limited Partnership organized under the laws of the Cayman Islands

By: Spectrum Pharmaceuticals International Holdings, LLC Its: General Partner

By: Spectrum Pharmaceuticals, Inc.

Its: Managing Member

  By: /s/ Kurt A. Gustafson

  Name: Kurt A. Gustafson

   Title: Executive Vice President and Chief Financial Officer